Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
February 20, 2013	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Fourth Quarter and Full Year 2012 Results
WEST DES MOINES, Iowa (February 20, 2013) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported fourth quarter 2012 net income of $36.4 million, or $0.55 per diluted common share, compared to fourth quarter 2011 net income of $49.7 million or $0.79 per diluted common share. Net income for the full year 2012 was $57.8 million, or $0.89 per diluted common share compared to 2011 net income of $86.2 million or $1.37 per diluted common share.
Non-GAAP operating income1 for the fourth quarter of 2012 was $30.9 million, or $0.47 per diluted common share, compared to fourth quarter 2011 non-GAAP operating income1 of $32.6 million or $0.52 per diluted common share. Non-GAAP operating income1 for the year 2012 was $110.2 million, or $1.69 per diluted common share, compared to 2011 non-GAAP operating income1 of $133.7 million or $2.12 per diluted common share.
Highlights for the fourth quarter of 2012 include:

•	Annuity sales (before coinsurance) for the fourth quarter of 2012 were $1.07 billion compared to third quarter 2012 annuity sales of $982 million.

▪	Total invested assets grew to $27.5 billion (amortized cost basis = $25.1 billion).

▪	Investment spread for the fourth quarter of 2012 was 2.59% compared to 2.62% for the third quarter of 2012.

▪	Risk-based capital (RBC) ratio at December 31, 2012 remained above target at 332%.

1     In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company's Annual Report on Form 10-K for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor's understanding of our underlying results and profitability.

Commenting on results, David J. Noble, founder and Executive Chairman said: “2012 was a challenging year in a difficult interest rate environment. Sales for the year were just shy of $4 billion, the third best year in the company's history, and contributed to a 13% increase in assets under management for the year. Similarly, our operating income was also the third highest in the company's history and translated into an 11.1% return on average equity. Our fourth quarter sales were the highest quarterly amount in 2012 and, aided by a reduction in our effective income tax rate, fourth quarter operating income was also larger than the other three 2012 quarters. The low interest rate environment did result in calls of government agency securities that increased our cash and short-term investments substantially and caused our investment spread to narrow. However, we expect the investment spread to widen in 2013 as the cash and short-term investments are reinvested in higher yielding investments.”
SPREAD RESULT IMPACTED BY CASH AND SHORT-TERM INVESTMENTS
American Equity's investment spread for the fourth quarter of 2012 was 2.59% compared to 2.62% for the third quarter of 2012 and 2.97% for the fourth quarter of 2011. Fourth quarter 2012 investment spread and average yield on invested assets continued to be affected by the impact of high levels of low yielding cash and other short-term investments during the quarter. The average yield on invested assets including the excess cash and other short-term investments balances was 5.03% for the fourth quarter of 2012 compared to 5.17% in the third quarter of 2012 and 5.76% in the fourth quarter of 2011.
The average balance for excess cash and other short-term investments in the fourth quarter of 2012 was $2.7 billion compared to average balances of $2.0 billion, $1.45 billion and $759 million for the third, second and first quarters of 2012. These balances have been primarily attributable to calls of U.S. Government agency and other securities which totaled $4.55 billion in 2012 with an average yield of 5.15%. While high levels of excess cash and other short-term investments may persist for several more quarters, the average quarterly balances should decline in 2013 due to reinvestment of year end cash and other short-term investments into longer term securities and reduced exposure to callable securities in 2013. At December 31, 2012, the Company held $2.2 billion in excess cash and other short-term investments. This amount includes $727 million of U.S. Government agency securities with a book yield of 0.85% that were purchased at a premium to par and are expected to be called in March, April and July 2013 ($201 million, $18 million and $508 million, respectively) and $515 million of agency pass-thru RMBS yielding 1.27%. The call exposure for 2013 also includes $728 million of U.S. Government agency securities with book yields and coupon rates of 4.00% or higher that are expected to be called in January and April 2013 ($50 million and $678 million, respectively).
Average yield on invested assets also continues to decline as proceeds from securities called for redemption and new premiums are invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the fourth quarter of 2012 was 3.65% compared to an average yield of 4.37% for fixed income securities purchased and commercial mortgage loans funded in the first nine months of 2012.    The decrease in investment yield was partially offset by a reduction in the aggregate cost of money on annuity liabilities to 2.44% in the fourth quarter of 2012 compared to 2.55%, in the third quarter of 2012 and 2.79% in the fourth quarter of 2011. The reductions in the cost of money reflects management's actions to maintain target spreads in the declining investment yield environment by adjusting new money and renewal crediting rates to policyholders.
John M. Matovina, Chief Executive Officer and President commented: “We are committed to restoring our investment spread to the 3.00% target through the investment of redemption proceeds from calls of government agency securities, short-term investments and new annuity deposits into high quality investments and the appropriate management of crediting rates to policyholders. We should see meaningful reductions in our excess cash and short-term investments and the average outstanding balance for those instruments in the first quarter of 2013 which should translate into a higher average yield on invested assets. At the same time, we expect further declines in our cost of money from rate adjustments already implemented and are prepared to make further adjustments in 2013 as necessary. As reported in our Financial Supplement for this quarter, our cost of money could be reduced by 0.63% if we reduced crediting rates and caps and participation rates to minimum guaranteed rates.”
OUTLOOK
Commenting on the outlook for 2013, Noble said: “Our sales momentum picked up in the second half of 2012 and we are optimistic that momentum will carry over to 2013. While the recent stock market rally is attracting attention and investors funds, we believe that as more Americans approach and enter retirement, interest in 'safe money' retirement savings and income products will continue to grow, especially considering the volatility exhibited by the equity markets over the last decade.”
Noble continued, “American Equity is well positioned to capitalize on growing demand for guaranteed retirement savings and income products. We provide the 'sleep insurance' of a safe money instrument with guaranteed returns, yet also offer potential upside participation in stock market rallies. With attractive products that are right for our times, and the established strength of an industry leader with over $27.5 billion of invested assets, we are optimistic that our invested assets and earnings will continue to grow in the periods ahead.”
A.M. BEST AFFIRMS “A- (EXCELLENT)” RATING, STABLE OUTLOOK
In January 2013 A.M. Best Co. (“A.M. Best”) affirmed the “A- (Excellent)” financial strength ratings assigned to American Equity's life subsidiaries with a stable outlook. As the basis for its decision A.M. Best cited American Equity's “leading market position in the fixed indexed annuity marketplace, its more than adequate risk-adjusted capitalization relative to its insurance and investment risks, its positive premium and earnings trends in recent years and strong surrender charge protection charges to mitigate any potential disintermediation risk.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2012 earnings on Thursday, February 21, 2013, at 9:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 866-314-4865, passcode 36024971 (international callers, please dial 1-617-213-8050). An audio replay will be available via telephone through March 14, 2013 at 1-888-286-8010, passcode 12797737 (international callers will need to dial 1-617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, visit www.american-equity.com.
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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Revenues:
Traditional life insurance premiums	$3,107	$2,820	$12,877	$12,151
Annuity product charges	23,830	18,930	89,006	76,189
Net investment income	321,160	324,272	1,286,923	1,218,780
Change in fair value of derivatives	(48,266)	92,269	221,138	(114,728)
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	1,471	698	(6,454)	(18,641)
OTTI losses on investments:
Total OTTI losses	(3,255)	(9,834)	(5,411)	(20,180)
Portion of OTTI losses recognized from other comprehensive income	(6,132)	(6,451)	(9,521)	(13,796)
Net OTTI losses recognized in operations	(9,387)	(16,285)	(14,932)	(33,976)
Total revenues	291,915	422,704	1,588,558	1,139,775

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,843	1,588	8,075	7,870
Interest sensitive and index product benefits (a) (d)	290,126	154,440	818,087	775,757
Amortization of deferred sales inducements (c)	36,798	48,889	87,157	71,781
Change in fair value of embedded derivatives	(179,379)	33,031	286,899	(105,194)
Interest expense on notes payable	7,271	7,910	28,479	31,633
Interest expense on subordinated debentures	3,074	3,542	13,458	13,977
Interest expense on amounts due under repurchase agreements	—	25	—	30
Amortization of deferred policy acquisition costs (c)	59,833	78,323	164,919	143,478
Other operating costs and expenses (b) (e)	18,710	17,518	95,495	67,529
Total benefits and expenses	238,276	345,266	1,502,569	1,006,861
Income before income taxes	53,639	77,438	85,989	132,914
Income tax expense	17,242	27,739	28,191	46,666
Net income (a) (b) (c) (d) (e)	$36,397	$49,699	$57,798	$86,248

Earnings per common share	$0.58	$0.83	$0.94	$1.45
Earnings per common share - assuming dilution (a) (b) (c) (d) (e)	$0.55	$0.79	$0.89	$1.37

Weighted average common shares outstanding (in thousands):
Earnings per common share	62,856	59,641	61,259	59,482
Earnings per common share - assuming dilution	65,897	63,582	65,676	63,619
See notes (a), (b), (c), (d) and (e) on following page.

American Equity Investment Life Holding Company

Notes for Consolidated Statements of Operations

(a)
The year ended December 31, 2011 includes an adjustment recorded in the first quarter 2011 to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million and increased net income and earnings per common share - assuming dilution by $2.7 million and $0.04 per share, respectively.

(b)
Other operating costs and expenses for the three months and year ended December 31, 2012 include $2.0 million and $9.1 million, respectively, of expense related to the impact of the prospective adoption (effective January 1, 2012) of revised accounting guidance for deferred policy acquisition costs. This change, including the impact on related amortization expense, decreased net income for the three months and year ended December 31, 2012 by $1.2 million and $5.8 million, respectively, and decreased earnings per common share - assuming dilution for the three months and year ended December 31, 2012 by $0.02 and $0.09 per share, respectively.

(c)
The year ended December 31, 2012 includes expense from unlocking which reduced amortization of deferred sales inducements by $0.2 million, increased amortization of deferred policy acquisition costs by $3.7 million, and decreased net income and earnings per common share - assuming dilution for the year ended December 31, 2012 by $2.2 million and $0.03 per share, respectively.

The year ended December 31, 2011, includes benefit from unlocking which reduced amortization of deferred sales inducements and amortization of deferred policy acquisition costs by $5.0 million and $9.1 million, respectively, and increased net income and earnings per common share - assuming dilution for the year ended December 31, 2011 by $9.1 million and $0.14 per share, respectively.

(d)
The year ended December 31, 2012 includes a benefit from the revision of assumptions used in determining reserves held for living income benefit riders consistent with unlocking for deferred policy acquisition costs and deferred sales inducements. The impact decreased interest sensitive and index product benefits for the year ended December 31, 2012 by $2.2 million and increased net income and earnings per common share - assuming dilution for the year ended December 31, 2012 by $1.4 million and $0.02 per share.

(e)
The year ended December 31, 2012 includes expense from recognizing an estimated litigation liability of $17.5 million during the third quarter of 2012, which, after related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs and income taxes, decreased net income and earnings per common share - assuming dilution for the year ended December 31, 2012 by $9.6 million and $0.15 per share.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives and litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Net income	$36,397	$49,699	$57,798	$86,248
Adjustments to arrive at operating income:
Net realized investment losses, including OTTI (a)	2,825	5,616	8,648	18,354
Change in fair value of derivatives and embedded derivatives (a)	(8,317)	(22,713)	34,161	29,051
Litigation reserve (a)	—	—	9,580	—
Operating income (a non-GAAP financial measure) (b) (c) (d) (e)	$30,905	$32,602	$110,187	$133,653
Per common share - assuming dilution:
Net income	$0.55	$0.79	$0.89	$1.37
Adjustments to arrive at operating income:
Net realized investment losses, including OTTI	0.04	0.09	0.13	0.29
Change in fair value of derivatives and embedded derivatives	(0.12)	(0.36)	0.52	0.46
Litigation reserve	—	—	0.15	—
Operating income (a non-GAAP financial measure) (b) (c) (d) (e)	$0.47	$0.52	$1.69	$2.12

(a)
Adjustments to net income to arrive at operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and net of income taxes.

(b)
The three months and year ended December 31, 2012 includes $2.0 million and $9.1 million, respectively, of expense related to the impact of the prospective adoption (effective January 1, 2012) of revised accounting guidance for deferred policy acquisition costs. This change, including the impact on related amortization expense, decreased operating income for the three months and year ended December 31, 2012 by $1.2 and $5.8 million, respectively, and decreased operating income per common share - assuming dilution for the three months and year ended December 31, 2012 by $0.02 and $0.09 per share, respectively.

(c)	The year ended December 31, 2012 includes expense from unlocking which decreased operating income by $6.3 million and operating income per common share - assuming dilution by $0.09 per share.
The year ended December 31, 2011 includes benefit from unlocking which increased operating income by $12.5 million and operating income per common share - assuming dilution by $0.20 per share.

(d)
The year ended December 31, 2011, includes an adjustment recorded in the first quarter of 2011 to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million, increased net income and operating income by $2.7 million and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.

(e)
The estimated annual effective tax rate applied to operating income for the first nine months of 2012 was 35.3%. The actual final rate for the year was 34.3%. Because the lower rate was applied retroactively to all 2012 income, income tax expense in the fourth quarter of 2012 was reduced by $1.3 million ($0.02 per share) for the portion of the year prior to the fourth quarter.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income by average equity excluding average accumulated other comprehensive income ("AOCI").

	Year Ended December 31,
	2012	2011
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,564,458	$1,173,363
Average AOCI	(572,018)	(269,525)
Average equity excluding average AOCI	$992,440	$903,838
Return on Average Equity Excluding Average AOCI
Net income	5.82%	9.54%
Operating income	11.10%	14.79%
1 - simple average based on stockholders' equity at beginning and end of each period